Exhibit 16.1

June 6, 2016

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Permian Basin Royalty Trust’s Form 8-K dated June 6, 2016, and have the following comments:

1.	We agree with the statements made in the second, third, fourth and fifth paragraphs.

2.	We have no basis on which to agree or disagree with the statements made in the first and sixth paragraphs.

Yours truly,

/s/ Deloitte & Touche LLP

Dallas, Texas